UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2011

Quepasa Corporation
 (Exact name of registrant as specified in its charter)

Nevada	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

324 Datura Street, Ste. 114 West Palm Beach, FL	33401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 366-1249

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On January 28, 2011, Quepasa Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with XtFt Games S/S Ltda (“XtFt”), the owner of substantially all of the assets of TechFront Desenvolvimento de Software S/S Ltda, a Brazilian company (“TechFront”).  Under the terms of the Agreement, the Company will acquire all of the outstanding equity interests of XtFt and will pay XtFt owners $3,700,000 of the Company’s common stock which shall be valued at the lower of: (i) the average closing price per share for the ten trading days prior to January 28, 2011 and (ii) the closing price on the date of closing the Agreement.  In addition, the Company will pay a $300,000 brokerage fee and a potential earnout fee of 250,000 shares of the Company’s common stock based on XtFt achieving specific performance milestones.  Further, the Company is required to provide XtFt with $1,000,000 of working capital and will provide any additional working capital the Company’s management deems appropriate.  The closing of the Agreement is subject to customary closing conditions and delivery of audited financial statements to the Company.  In connection with the Agreement, on February 1, 2011, the Company entered into a Secured Revolving Line of Credit Agreement (“Credit Agreement”) with TechFront and agreed to lend up to $500,000 which is part of the $1,000,000 discussed above.  Advances under the Credit Agreement may be used to pay off certain loans and shall bear interest at the LIBOR rate at the time of issuance of each note.  The notes and interest shall become due and payable on February 1, 2017.  The Credit Agreement is secured by certain U.S. and Brazilian Trademarks of TechFront.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEPASA CORPORATION

Date: February 1, 2011	By:	/s/ Michael Matte
	Name:	Michael Matte
	Title:	Chief Financial Officer